PEABODY ENERGY
News Release

CONTACT:
Vic Svec
(314) 342-7900

FOR IMMEDIATE RELEASE
Jan. 26, 2010

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2009

•	Peabody delivers second best results in company’s history

•	2009 EBITDA of $1.29 billion on expanded U.S. margins, increased China sales, global cost containment

•	Revenues reach $6.01 billion on stronger second half sales

•	Income from continuing operations totals $457.9 million

•	EPS from continuing operations totals $1.64; Adjusted EPS is $1.92

•	Operating cash flows climb to $1.04 billion leading to $989 million in year-end cash

•	2010 Australia thermal exports and met coal expanding 20% to 30% to meet growing global demand

ST. LOUIS, Jan. 26 – Peabody Energy (NYSE: BTU) today reported full-year 2009 EBITDA of $1.29 billion. Revenue totaled $6.01 billion on sales of 243.6 million tons. Income from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign income taxes, was $457.9 million. Adjusted income from continuing operations, excluding the tax remeasurement expense, totaled $532.3 million. Diluted earnings per share from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign taxes, was $1.64. Adjusted earnings per share reached $1.92.

“The strength of Peabody’s global platform and strategies allowed us to deliver the second best year in our history in the face of a severe recession,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “Our near-term focus remains serving the high-growth Pacific markets as we expand our Australian volumes and global trading activities.”

RESULTS FROM CONTINUING OPERATIONS

2009 sales volumes totaled 243.6 million tons compared with 255.0 million tons in 2008, reflecting planned Powder River Basin (PRB) reductions partly offset by higher Midwestern volumes and the full operation of the low-cost El Segundo Mine in the Southwest. Australian volumes totaled 22.3 million tons, including 6.9 million tons of metallurgical coal and 9.6 million tons of seaborne thermal shipments. Growing customer demand led to a 37 percent increase in Australian coal volumes in the second half of 2009 over first half shipments. Revenues for the full year totaled $6.01 billion, led by an 11 percent rise in U.S. revenues per ton. 2008 revenues totaled $6.56 billion and benefited from higher pre-recession volumes and increased Australian realizations. Second half 2009 revenues rose $430 million over the first half, led by increased metallurgical coal sales to China and other Asian nations. U.S. revenues benefited from the company’s long-term strategy of securing baseload business by locking in multi-year contracts at favorable prices, and leveraging its unpriced position consistent with the company’s market view.

For the full year, EBITDA from U.S. Mining Operations increased 17 percent to $1.0 billion due to higher realized prices and cost containment activities. Australia contributed $437.8 million of EBITDA and Trading and Brokerage added $193.4 million in EBITDA. Consolidated EBITDA totaled $1.29 billion compared with $1.85 billion in the prior year. Cash flows totaled $1.04 billion.

Tax expense for 2009 was $193.8 million, including $74.4 million ($0.28 per share) of non-cash remeasurement of foreign tax liabilities associated with a 29 percent increase in the Australian dollar versus the U.S. dollar. Including the remeasurement of foreign income taxes, income from continuing operations totaled $457.9 million. Excluding the remeasurement, adjusted income from continuing operations totaled $532.3 million. Diluted earnings per share from continuing operations, including the remeasurement of foreign income taxes, was $1.64. Adjusted earnings per share totaled $1.92. These compare with prior-year values of $3.60 and $3.36 per share, respectively.

“In 2009, we responded to rapidly changing demand by exercising tight capital discipline and aggressively targeting operating costs,” said Peabody Energy Executive Vice President and Chief Financial Officer Michael C. Crews. “Our substantial operating cash flows give us tremendous liquidity to grow the business while allowing us to increase our dividend 17 percent in 2009.”

GLOBAL COAL MARKETS AND PEABODY’S POSITION

International Markets

Coal demand in the Pacific markets is growing rapidly, with supplies increasingly tight. The seaborne Pacific coal markets are expected to increase approximately 8 percent in 2010. In 2009, China became a net coal importer of 104 million tonnes, reversing 2008’s net exports of 4 million tonnes. Prices for seaborne met and thermal coals are moving higher as China and India are rapidly increasing imports and traditional Asian-based customers are returning to pre-recession growth levels. Australia, the world’s largest coal exporter, increased 2009 shipments 6 percent to a record 277 million tonnes. Australian shipments continue to increase to satisfy rising Asian demand, with exports to China reaching 45 million tonnes compared with only 4 million tonnes in the prior year.

The spot price for high quality hard coking coal has risen steadily since April 2009 settlements of $129 per tonne. Current spot metallurgical coal prices have reached the $200 per tonne range.

Global steel production is expected to increase 9 percent in 2010, with continued growth from China and India and increased output from traditional steel-producing nations as utilization rates recover. China’s 2009 net imports of metallurgical coal reached 34 million tonnes, far greater than 2008’s 3 million tonnes. Peabody believes China and India are structurally short of metallurgical coal and will continue to turn to Australia for imports.

In thermal coal markets, Australia’s Newcastle thermal coal index has increased 40 percent in just the past quarter, to approximately $100 per tonne. Thermal coal demand in the Pacific is growing rapidly. Global generation growth is expected to rise approximately 5 percent in 2010. Currently, 72 gigawatts of new coal-fueled generation are expected to come on line around the world during 2010, representing up to 300 million tonnes of new coal demand annually.

China’s net thermal coal imports totaled 70 million tonnes in 2009 versus net exports of 8 million tonnes a year ago. Coal inventories remain at critically low levels in a number of provinces. China’s thermal imports from Australia set a new record in 2009, reaching an estimated 22 million tonnes versus just 2 million tonnes in 2008. India’s coal-based generation increased 6 percent in 2009, while stockpiles remain materially low versus targeted levels. Thermal imports grew 60 percent in 2009 to 57 million tonnes. Nearly 55 gigawatts of new coal-based generation are currently under construction in India.

Peabody has significant leverage to the improving prices for seaborne metallurgical and thermal coal. The company has 4.5 to 5.5 million tons of Australia metallurgical coal unpriced for 2010, and 9 to 10 million tons unpriced for 2011. Peabody has 6.5 to 7.0 million tons of Australia thermal coal exports still unpriced for 2010, and 9 to 10 million tons unpriced for 2011.

U.S. Markets

U.S. coal markets finished strong in 2009, with demand outpacing supply in the last month and inventories declining at a record pace. The higher coal use caused by the cold winter weather has lowered utility stockpiles 25 to 30 million tons since early December.

In 2010, coal generation is expected to raise consumption by 60 to 80 million tons based on economic growth, increasing industrial production and an expected reduction in coal-to-gas switching. New coal generation coming on line during 2010 is scheduled to add approximately 25 million tons of annual demand, the majority of which will be served by PRB and Illinois Basin coal products.

In the United States, Peabody is fully contracted at planned 2010 production levels with available installed capacity should demand recover faster than anticipated. Peabody has growing leverage in later years, with approximately 30 percent of planned U.S. production unpriced for 2011 and 65 percent unpriced for 2012.

PROJECT UPDATE

Capital expenditures for 2010 are targeted in a range of $600 to $650 million, which includes investments in the large Bear Run Mine in the Midwestern United States and Australian projects serving the growth markets in Asia.

In Australia, Peabody is advancing projects that would approximately double 2009’s export volumes by 2014. Targeted 2014 capacity includes 12 to 15 million tons per year of seaborne metallurgical coal and 15 to 17 million tons per year of export thermal coal. Peabody believes it has the necessary logistics capacity to deliver the higher volumes, based on previous acquisitions and port investments.

Among a number of mine developments and joint venture projects, in 2010 the company expects to:

•	Complete the 8 million ton-per-year Bear Run Mine in Indiana. Bear Run’s development is supported by long-term, baseload customer contracts representing billions of dollars in long-term revenues;

•	Advance engineering for a project to extend the mining area at Burton Mine in Queensland, which would result in an extension of the 2 to 3 million ton-per-year hard coking coal mine;

•	Proceed with permitting for Denham Mine, an open-cut operation in Queensland that is expected to provide 3 to 6 million tons per year of high quality hard coking coal. Initial production is expected in late 2013 to early 2014;

•	Begin expanding and upgrading the Metropolitan Mine in New South Wales, which is expected to ultimately result in additional capacity of 1 million tons per year of hard coking coal. Metropolitan accesses the unconstrained Port Kembla; and

•	Begin throughput in the second half of 2010 at NCIG, a new 30 million tonne-per-year terminal located in New South Wales. Peabody has the second largest interest in the terminal. Plans to expand capacity to 60 million tonnes are currently under way.

OUTLOOK

“China and India have permanently changed the seaborne metallurgical and thermal coal market landscape and have driven prices significantly higher,” said Boyce. “Peabody’s Australian operations and global trading activities provide significant leverage to rising Asian demand. And we have the largest presence in the fastest growing and lowest-cost U.S. regions – the Powder River and Illinois basins.”

For 2010, Peabody is targeting total sales of 240 to 260 million tons, including Trading and Brokerage volumes. Australian sales are expected to increase to 26 to 28 million tons, including 7.5 to 8.5 million tons of metallurgical coal and 12.5 to 13.0 million tons of thermal exports, while U.S. volumes are expected to be 185 to 195 million tons. Higher expected seaborne metallurgical and thermal coal prices are anticipated to benefit Peabody’s results beginning in the second quarter. First quarter 2010 EBITDA is expected to be approximately in line with the fourth quarter of 2009.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 26, 2010. These factors are difficult to accurately predict and may be beyond the company’s control.  The company does not undertake to update its forward-looking statements.  Factors that could affect the company’s results include, but are not limited to: demand for coal in United States (U.S.) and international power generation and steel production markets; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, trading and banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of weather on demand, production and transportation; successful implementation of business strategies, including our Btu Conversion and generation development initiatives; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement of coal reserves; access to capital and credit markets and availability and costs of credit, margin capacity, surety bonds, letters of credit, and insurance; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which we have operations or serve customers; legislation, regulations and court decisions or other government actions, including new environmental requirements affecting the use of coal; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

This information includes certain non-GAAP financial measures as defined by SEC regulations.  We have included reconciliations of these measures to the most directly comparable GAAP measures in this release.

EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization.  EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles.  Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company’s ability to meet debt service and capital expenditure requirements.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts.  Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and diluted earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Consolidated Statements of Operations
For the Quarters Ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008
and Years Ended Dec. 31, 2009 and 2008

(Dollars in Millions, Except Per Share Data)

	Quarter Ended (Unaudited)			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2009	2009	2008	2009	2008
				(Unaudited)
Tons Sold (In Millions)	61.2	63.5	69.3	243.6	255.0

Revenues	$1,554.2	$1,667.0	$1,893.9	$6,012.4	$6,561.0
Operating Costs and Expenses	1,157.5	1,261.4	1,328.8	4,467.7	4,585.2
Depreciation, Depletion and Amortization	99.7	108.0	118.0	405.2	402.4
Asset Retirement Obligation Expense	8.3	12.8	17.0	40.1	48.2
Selling and Administrative Expenses	59.9	55.3	63.6	208.7	201.8
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(7.0)	(2.8)	(5.1)	(23.2)	(72.9)
Loss from Equity Affiliates	46.4	12.0	2.9	69.1	—

Operating Profit	189.4	220.3	368.7	844.8	1,396.3
Interest Income	(1.9)	(2.2)	(3.0)	(8.1)	(10.0)
Interest Expense	49.6	52.3	55.4	201.2	227.0

Income from Continuing Operations Before Income Taxes	141.7	170.2	316.3	651.7	1,179.3
Income Tax Provision:
Provision	22.9	34.7	71.9	119.4	256.6
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	5.3	22.3	(35.9)	74.4	(65.2)

Income Tax Provision	28.2	57.0	36.0	193.8	191.4

Income from Continuing Operations, Net of Income Taxes	113.5	113.2	280.3	457.9	987.9
Income (Loss) from Discontinued Operations, Net of Income Taxes	(18.5)	(2.4)	13.3	5.1	(28.8)

Net Income	95.0	110.8	293.6	463.0	959.1
Less: Net Income Attributable to Noncontrolling Interests	2.8	4.0	0.5	14.8	6.2

Net Income Attributable to Common Stockholders	$92.2	$106.8	$293.1	$448.2	$952.9

Diluted Earnings Per Share (1):

Income (Loss) Attributable to Common Stockholders:
Continuing Operations (2)	$0.41	$0.41	$1.04	$1.64	$3.60
Discontinued Operations	(0.07)	(0.01)	0.05	0.02	(0.10)

Net Income Attributable to Common Stockholders	$0.34	$0.40	$1.09	$1.66	$3.50

EBITDA	$297.4	$341.1	$503.7	$1,290.1	$1,846.9
Adjusted Diluted Earnings Per Share (1):

Adjusted Income from Continuing Operations:
Continuing Operations (2)	$0.41	$0.41	$1.04	$1.64	$3.60
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.02	0.08	(0.13)	0.28	(0.24)

Adjusted Income from Continuing Operations	$0.43	$0.49	$0.91	$1.92	$3.36

(1)	Weighted average diluted shares outstanding were 267.7 million, 267.3 million, and 267.2 million for the quarters ended Dec. 31, 2009, Sept. 30, 2009, and Dec. 31, 2008, respectively, and were 267.5 million and 270.7 million for the years ended Dec. 31, 2009 and 2008, respectively. We compute EPS using a two-class method using an earnings allocation method that determines EPS separately for common stock and participating securities. As a result, it may not be possible to recalculate EPS as presented in our condensed consolidated statements of operations.

(2)	Reflects income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008
and Years Ended Dec. 31, 2009 and 2008

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2009	2009	2008	2009	2008
Revenue Summary (Dollars in Millions)

U.S. Mining Operations	$965.6	$1,011.1	$981.7	$3,916.4	$3,687.7
Australian Mining Operations	471.4	537.3	653.5	1,678.0	2,242.8
Trading and Brokerage Operations	106.2	112.9	248.8	391.0	601.8
Other	11.0	5.7	9.9	27.0	28.7

Total	$1,554.2	$1,667.0	$1,893.9	$6,012.4	$6,561.0

Tons Sold (In Millions)

Midwestern U.S. Mining Operations	7.8	7.9	7.9	31.8	30.7
Western U.S. Mining Operations	38.6	42.0	45.4	160.1	169.7
Australian Mining Operations	6.4	6.5	5.8	22.3	23.4
Trading and Brokerage Operations	8.4	7.1	10.2	29.4	31.2

Total (1)	61.2	63.5	69.3	243.6	255.0

Revenues per Ton – Mining Operations

Midwestern U.S.	$41.73	$41.72	$39.32	$41.04	$37.55
Western U.S. (2)	16.55	16.28	14.82	16.31	14.93
Total — U.S. (2)	20.78	20.29	18.44	20.40	18.40
Australia	74.00	82.29	113.22	75.33	95.82
Operating Costs per Ton – Mining Operations (3)

Midwestern U.S.	$32.24	$33.18	$32.83	$32.17	$31.78
Western U.S.	11.95	11.31	10.77	11.81	10.92
Total — U.S.	15.36	14.76	14.03	15.17	14.12
Australia	55.38	65.73	52.91	55.93	52.39
Gross Margin per Ton – Mining Operations (3)

Midwestern U.S.	$9.49	$8.54	$6.49	$8.87	$5.77
Western U.S. (2)	4.60	4.97	4.05	4.50	4.01
Total — U.S. (2)	5.42	5.53	4.41	5.23	4.28
Australia	18.62	16.56	60.31	19.40	43.43
Operating Profit Per Ton	$3.09	$3.47	$5.32	$3.47	$5.48
		Quarter Ended		Year Ended

	Dec.	Sept.	Dec.	Dec.	Dec.
(Dollars in Millions)	2009	2009	2008	2009	2008

EBITDA – U.S. Mining Operations	$252.1	$275.6	$234.9	$1,003.4	$858.6
EBITDA – Australian Mining Operations	118.7	108.2	348.1	437.8	1,016.6
EBITDA – Trading and Brokerage Operations	48.2	44.2	36.5	193.4	218.9
EBITDA – Resource Management (4)	2.7	3.3	(10.5)	16.1	55.4
Selling and Administrative Expenses	(59.9)	(55.3)	(63.6)	(208.7)	(201.8)
Other Operating Costs, Net (5)	(64.4)	(34.9)	(41.7)	(151.9)	(100.8)
EBITDA	297.4	341.1	503.7	1,290.1	1,846.9
Depreciation, Depletion and Amortization	(99.7)	(108.0)	(118.0)	(405.2)	(402.4)
Asset Retirement Obligation Expense	(8.3)	(12.8)	(17.0)	(40.1)	(48.2)
Operating Profit	189.4	220.3	368.7	844.8	1,396.3
Operating Cash Flows	379.9	428.6	593.2	1,037.9	1,285.7
Coal Reserve Lease Expenditures	—	—	—	123.6	178.5
Capital Expenditures (Excludes Acquisitions)	131.9	79.1	102.4	317.4	305.0

(1) Metallurgical coal sales totaled 2.4 million tons, 2.7 million tons, and 1.8 million tons for the three months ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008, respectively, and 7.0 million tons and 8.3 million tons for the years ended Dec. 31, 2009 and 2008, respectively.
(2) A favorable effect of a recovery of postretirement healthcare and reclamation costs on revenues per ton and gross margin per ton for year ended Dec. 31, 2008 on the Western U.S. and Total — U.S. Operations amounted to $0.34 and $0.28, respectively.
(3) Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.
(4) Includes asset sales, property management costs and revenues, and coal royalty expense.
(5) Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and income (losses) from equity interests.

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008

(Dollars in Millions)

	(Unaudited)	(Unaudited)
	Dec. 31	Sept. 30	Dec. 31
	2009	2009	2008
		(Unaudited)
Cash and Cash Equivalents	$988.8	$790.8	$449.7
Receivables, Net	303.0	339.8	382.2
Inventories	325.1	357.2	276.2
Assets from Coal Trading Activities, Net	276.8	360.4	662.8
Deferred Income Taxes	40.0	12.5	1.7
Other Current Assets	255.3	228.4	198.7

Total Current Assets	2,189.0	2,089.1	1,971.3
Net Property, Plant, Equipment and Mine Development	7,261.5	7,228.2	7,297.3
Investments and Other Assets	504.8	542.2	427.0

Total Assets	$9,955.3	$9,859.5	$9,695.6

Current Maturities of Debt	$14.1	$13.7	$17.0
Liabilities from Coal Trading Activities, Net	110.6	121.3	304.2
Accounts Payable and Accruals	1,187.7	1,188.4	1,535.0

Total Current Liabilities	1,312.4	1,323.4	1,856.2
Long-Term Debt	2,738.2	2,763.2	2,776.6
Deferred Income Taxes	299.1	344.9	20.8
Other Long-Term Liabilities	1,849.7	1,643.3	1,922.5

Total Liabilities	6,199.4	6,074.8	6,576.1
Stockholders’ Equity	3,755.9	3,784.7	3,119.5

Total Liabilities and Stockholders’ Equity	$9,955.3	$9,859.5	$9,695.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008
and Years Ended Dec. 31, 2009 and 2008

(Dollars in Millions)

	Quarter Ended			Year Ended
	Dec.	Sept.	Dec.	Dec.	Dec.
	2009	2009	2008	2009	2008
EBITDA	$297.4	$341.1	$503.7	$1,290.1	$1,846.9
Depreciation, Depletion and Amortization	99.7	108.0	118.0	405.2	402.4
Asset Retirement Obligation Expense	8.3	12.8	17.0	40.1	48.2
Interest Income	(1.9)	(2.2)	(3.0)	(8.1)	(10.0)
Interest Expense	49.6	52.3	55.4	201.2	227.0
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	22.9	34.7	71.9	119.4	256.6

Adjusted Income from Continuing Operations	118.8	135.5	244.4	532.3	922.7
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	5.3	22.3	(35.9)	74.4	(65.2)

Income from Continuing Operations, Net of Income Taxes	$113.5	$113.2	$280.3	$457.9	$987.9

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.